Aircraft Management Agreement

Aircraft Lessor:
Basta Holdings Corp.
(hereinafter "BASTA")
1111 Kane Concourse, Suite 518, Bay Harbor Islands, FL 33154

Aircraft Operator:
Monarch Air Group, Inc.
(hereinafter "MONARCH")
610 SW 34 St, Bldg #, Suite 307
Fort Lauderdale, FL 33315

The above parties agree to the following terms and conditions whereby an aircraft leased by BASTA from Ronald A Peterson Inc. dba Ameriflight Aviation is exclusively and completely controlled by MONARCH and managed by BASTA as described below. This agreement incorporates all terms and conditions of said agreement between BASTA and Ronald A Peterson Inc. dba Ameriflight Aviation.

Preliminary

Managed Aircraft: The term Managed Aircraft used throughout this agreement shall refer specifically to the aircraft listed below. BASTA leases the aircraft equipment, warranty rights and logbooks.

Make and Model	Serial Number	FAA Registration
Beech Jet 400	RJ11	N72HG

Aircraft Operator: MONARCH agrees for the benefit and at the direction of BASTA that it shall use, maintain and operate the Managed Aircraft with all due reasonable care and in accordance with applicable insurance coverage and within the standards and guidelines established by the Federal Aviation Administration (FAA) and shall comply with all laws, ordinances or regulations relating to the use, operation and maintenance of the Managed Aircraft. MONARCH shall permit the Managed Aircraft to be used only as contemplated by the manufacturer thereof as specified in the owner's manual and other technical materials regarding the Managed Aircraft provided by the manufacturer.

(1) MONARCH shall, at BASTA'S expense and cost:

(a) Inspect, maintain, service, repair, overhaul and test the Managed Aircraft by competent, authorized, and certified (as appropriate) personnel, in accordance with the Managed Aircraft's FAA approved maintenance manual and preventive maintenance programs to keep the Managed Aircraft in good operating condition and in conformance with airworthiness certification. This includes, but is not limited to, the following:

i. Compliance of any airworthiness directive issued by the FAA or other governmental agency.

ii. Compliance with any mandatory or recommended service bulletins or letters.

iii. Compliance with all required inspections as specified by the manufacturer.

iv. Repair of any aircraft component as specified by the type certificate.

(b) The Managed Aircraft shall be cleaned, repainted and refurbished as necessary to keep the Managed Aircraft in good cosmetic condition.

(c) Maintain all aircraft records, logs and materials required by the FAA and make the same available to the BASTA for inspection.

(d) Comply with all laws of each and every jurisdiction, domestic and foreign, in which the Managed Aircraft may be operated and with all rules of the FAA and each and every other legislative, executive, and administrative or judicial body exercising any power or jurisdiction over the Managed Aircraft, and shall maintain the Managed Aircraft in proper condition for operation under such laws and rules including all manufacturer's recommended maintenance.

(2) MONARCH agrees:

(a) Not to operate or locate the Managed Aircraft, or allow it to be operated or located, in any area excluded from coverage by any insurance required by the terms of this Agreement.

(b) Identify and make available professionally qualified pilots who shall be familiar with and licensed to operate the Managed Aircraft. BASTA is relying on MONARCH's representations as to each pilot's qualifications and experience.

(c) The BASTA shall be permitted to remove any pilots by providing written notice to MONARCH who shall designate new pilots.

(d) In the event that a designated pilot is unavailable, MONARCH shall supply a pilot qualified in accordance with the terms hereof who MONARCH deems, in its sole discretion, to be a suitable replacement provided that such pilot meets the requirements of all insurance policies covering the Managed Aircraft and of the FAA and has not previously been removed by the Aircraft Owner as described above.

Management Fee: BASTA hereby agrees to pay MONARCH the sum of ten percent (10%) of all funds received for charters performed in a given month, payable on the first day of each following month throughout the term of this Agreement. In the event that this fee is not promptly paid when due, BASTA shall pay all costs of enforcement and collection of such fees including reasonable attorney's fees and interest from the date the fees were due at the rate of fifteen percent (15%) per annum.

This shall commence when this agreement is signed and shall terminate 30 days after the Managed Aircraft lease terminates. The management fee covers the following functions:

(1) Aircraft flight scheduling.
(2) Aircraft maintenance scheduling.
(3) Flight crew management.
(4) Flight tracking.
(5) Coordination with ground transportation.
(6) Management of catering.
(7) Air charter operations.

BASTA's Default: In the event that BASTA defaults or fails to perform or through their act or omission causes a material default under any of this Agreement then BASTA shall

forfeit all rights to use the Managed Aircraft until such failure or default has been cured. BASTA shall be responsible for costs and payments incurred during any period of default.

Flight Crews: BASTA agrees that only MONARCH approved pilots shall serve as crew aboard the Managed Aircraft. A fully qualified crew will be dedicated to the Managed Aircraft. The crew will support the acquisition, operation, and use of the Managed Aircraft throughout the period of this Agreement.

Pilot Training: Initial and recurrent Flight Safety full service training shall be paid by the BASTA. BASTA shall have the final authority in determining the suitability of a prospective crewmember. MONARCH will provide:

(1) Pilots fully qualified under 14 C.F.R. Part 135 for all operations.
(2) A qualified pilot to act as a First Officer (copilot) as deemed necessary.
(3) All pilots shall fulfill the experience requirements for insurance.

Pilot Salary: Pilot salaries and benefits will be paid by BASTA.

Pilot Limitations and Expenses: Flight crews are subject to the flight and duty time limitations specified by the Federal Aviation Regulations. BASTA shall pay for all crew expenses including meals, ground transportation, and accommodations incurred during the use of the Managed Aircraft.

Aircraft Acquisition

Aircraft Acquisition: MONARCH hereby agrees that it will provide assistance to and consult with BASTA in all matters regarding the Managed Aircraft including but not limited to:

(1) Acceptance of the delivery of the Managed Aircraft specified herein;
(2) FAA and manufacturer's correspondence and directives;
(3) Enforcement of warranty claims;
(4) Enforcement, litigation and settlement of insurance matters; and,
(5) Parts replacement, services and maintenance arrangements.

Aircraft acquisition will include:

(1) An aircraft records review to assure that
    (a) All phase inspections have been completed and within time limits.
    (b) All airworthiness directives have been complied with.
    (c) All time critical components are within time limits.
    (d) All other inspections have been completed.
(2) A physical inspection of the Managed Aircraft to assure that it conforms to the type certificate and that all equipment functions properly as a part of a thorough preflight inspection.
(3) A test flight to verify the proper operation of all avionics and aircraft systems; and, to test the pressurization system at altitude.
(4) A ground check to verify the proper operation of optional comfort equipment such as reading lights, stereo system, lavatory facilities, and other equipment not essential for flight.

Aircraft Insurance: MONARCH shall pay for hull insurance to cover the value of the Managed Aircraft and liability insurance as described below. BASTA shall be responsible for any deductibles associated with incidents or accidents. MONARCH shall be listed as named insured with BASTA on the insurance policy. Appropriate notices associated with the policy shall be sent to both BASTA and MONARCH.

(1) BASTA hereby directs and MONARCH hereby agrees to arrange for and obtain at its own expense, with insurers of recognized reputation, responsibility and having at least an A.M. Best rating of an "A" or better:

   (a) Aircraft physical damage insurance (excluding war risk coverage and other allied perils coverage) with no deductible with respect to the Managed Aircraft, against loss, theft or damage, extended coverage with respect to any engines or parts while removed from the Managed Aircraft, as defined in the terms and conditions of your aircraft hull and liability policy, for the fair market value of the Managed Aircraft naming BASTA, MONARCH, and any financial institution or entity holding a lien on the Managed Aircraft as named insured's and named as loss payees with losses payable as their respective interests may appear in the event of an actual or constructive total loss.

   (b) At BASTA'S direction MONARCH shall arrange to procure passenger and third party liability insurance (excluding war risk coverage and other allied perils coverage) for the Managed Aircraft in an amount not less than Fifty Million Dollars ($50,000,000) combined single limit liability coverage and shall cause BASTA, MONARCH and additional interest parties to be named insured's.

(2) BASTA hereby directs and MONARCH hereby agrees to arrange for and obtain as commercially available, at its own expense, War Risk and Other Allied Perils Coverage for aircraft physical damage in an amount not less than the fair market value of the Managed Aircraft, passenger liability in an amount not less than ~~Fifty-Million Dollars ($50,000,000)~~ combined single limit liability coverage and third party liability in an amount not less than ~~Fifty-Million Dollars ($50,000,000)~~ $5,000,000 — Five Million annual aggregate. $5,000,000 — Five Million

(3) Copies of insurance policies and certificates of insurance shall be furnished to BASTA promptly upon the execution of this Agreement. Such insurance shall be maintained by MONARCH in full force and effect throughout the term hereof and the insurer shall provide BASTA thirty (30) days advance notice of cancellation or material alteration.

The Managed Aircraft is now ready for use.

Part 135 Certification: This aircraft shall be operated under 14 C.F.R. Part 135 as an air carrier during revenue generating flights. The FAA certification process includes:

(1) An aircraft conformity check – this includes the first four major bullets under aircraft acquisition. It is possible to involve the FAA after the purchase of the aircraft to further assure that all discrepancies and airworthiness items are properly addressed.

(2) FAA proficiency checks – this demonstrates to the FAA that the flight crew and aircraft is capable of meeting the performance requirements, policies, and procedures specified in the Federal Aviation Regulations. It assures high quality and safety in our operations.

(3) Proving runs, if required – this is a three-day check ride with the FAA aboard to demonstrate our capability associated with international flights, high altitude operations, extended over-water operations, and other procedures associated with operating new equipment.

BASTA will bear the direct operating expense associated with the above checks. The benefit to MONARCH and BASTA is assurance of quality and safety; and, significant tax advantages. MONARCH will organize and manage the entire certification process. The time required to complete the certification is approximately four weeks.

Aircraft Operation and Maintenance

Aircraft Exclusive Control: BASTA agrees that MONARCH has complete and exclusive control over the Managed Aircraft. MONARCH schedules all flights, crew assignments, crew training, and aircraft maintenance. MONARCH assures:

(1) Safe operation of the Managed Aircraft.

(2) High availability and reliability of aircraft and crew.

(3) Advanced notice of unavailability – scheduled or forecast maintenance, phase inspections, and recurring airworthiness directives.

(4) Alternate equipment should BASTA's plane not be available.

(5) Provide scheduling, catering, and support for ground transportation, as appropriate.

Safe Aircraft Operation: BASTA acknowledges that the Captain has the final authority as to all aircraft flight operations once the Managed Aircraft is dispatched. Some of the factors that may delay or cancel a flight include, but are not limited to:

(1) Weather – if safety is compromised by adverse weather or conditions below FAA authorized minimums (e.g., fog or low ceilings) then a flight may be delayed.

(2) Aircraft Airworthiness – if there is any condition of the Managed Aircraft that compromises safety then a flight may be delayed or canceled.

(3) Other Circumstances – if there are any other conditions or circumstances that prevent a flight from being conducted safely and in accordance with the Federal Aviation Regulations then the flight may be delayed or canceled.

Direct Operating Expenses: The expenses associated with each hour of operation include:

(1) Fuel	(6) Flight Planning
(2) Maintenance	(7) Weather Services
(3) Landing & Parking	(8) Customs/Duties
(4) Crew Expenses	(9) Foreign Flt Expenses
(5) In-flight Catering	

Fixed Costs: Fixed costs that are borne by BASTA are:

(1) Hangar
(2) Computer Weather and Operation Program
(3) Jeppesen Airway Charts
(4) Maintenance Manual Revisions.

Other Fixed Costs: Other fixed costs are associated with normal wear and the need to upgrade to newer technology, as appropriate. These are costs associated with maintaining the value of the Managed Aircraft and, in some cases, are required for continued operation, including:

(1) Aircraft Modernization
(2) Refurbishing.

Cost of Living Increases: Adjustments will be made each year to account for the cost of living increases for:

(1) Pilot Salaries
(2) Management Fees
(3) Other expenses and costs identified above.

Unknown or Unforeseen Costs: MONARCH is responsible for any unforeseen costs such as penalties and fines not associated with an air charter or revenue flight.

Maintenance: BASTA shall authorize MONARCH authority to contract with an appropriate FAA approved maintenance facility for the proper maintenance of the Managed Aircraft so that it can be maintained in a safe and airworthy condition. BASTA shall be fully responsible for the cost of maintenance. MONARCH shall assure that the following items are maintained properly.

(1) Compliance with all required phase inspections.
(2) Compliance with all required aircraft inspections.
(3) Compliance with all recurring and non-recurring airworthiness directives.
(4) Repair of all maintenance discrepancies.
(5) Scheduling the replacement of all life limited components prior to their expiration date.

MONARCH shall report all equipment failures, incidents, damage, accidents, or malfunctions involving the Managed Aircraft to BASTA. Support will be provided for filing any FAA, DOT, and insurance reports, as required.

Cost Reporting: MONARCH shall provide BASTA with a monthly report of all costs and an estimate of future known or projected costs.

Terms and Conditions

Event of Default: BASTA is considered in default when any of the following events occur:

(1) The failure of BASTA to pay when due the Monthly Management Fee set forth herein including taxes or similar assessments levied or imposed against components with a ten (10) day period of grace after written notice of nonpayment;

(2) The causing or permitting by BASTA, through any of its own acts or failure to act, of any lien, claim or encumbrance to attach to the Managed Aircraft;

(3) The material breach by BASTA of any provision of this Agreement, which material breach shall continue for thirty (30) days after written notice to MONARCH;

(4) If MONARCH shall:

(a) Admit in writing its inability to pay, or fail to pay, debts generally as they become due;

(b) File a petition in bankruptcy or a petition to take advantage of any insolvency act or file an answer admitting or failing to deny the material allegations of such petition;

(c) Make an assignment for the benefit of its creditors;

(d) Consent to the appointment of, or possession by, a custodian for itself or for the whole or substantially all of its property;

(e) On a petition in bankruptcy filed against it, be adjudicated, or have an order for relief granted as, a bankrupt; or,

(f) File a petition or answer seeking reorganization or arrangement or other aid or relief under any bankruptcy or insolvency laws or any other law for the relief of debtors or file an answer admitting, or fail to deny, the material allegations of a petition filed against it for any such relief.

(5) If a court of competent jurisdiction shall enter an order, judgment or decree appointing, without the consent of MONARCH, a custodian for MONARCH or the whole or substantially all of its property, or approving a petition filed against it seeking reorganization or arrangement of MONARCH under any bankruptcy or insolvency laws or any other law for the relief of debtors, and such order, judgment or decree shall not be vacated or set aside or stayed within sixty (60) days from the date of entry thereof.

Duration: This Agreement shall commence when this Agreement is signed and shall terminate when either of:

(1) The date either party elects to cancel this Agreement; or,

(2) The lease agreement for the aircraft terminates; or,

(3) Upon a final determination that there has been a total loss of the Managed Aircraft.

This Agreement shall, each year, be automatically renewed unless one of the parties notifies the other party of non-renewal at least thirty days, but not more than sixty days, before the end of the one year period in question.

Loss and Damage: In the event of damage or loss, the following applies.

☎🗁① In the event of any damage to or loss, theft or destruction of, the Managed Aircraft by any cause whatsoever ("Loss or Damage"), not involving an actual or constructive (i.e., the Managed Aircraft cannot be properly or economically repaired) total loss, all insurance proceeds in respect thereof shall be paid to BASTA in trust for the repair and restoration of the Managed Aircraft to good repair, condition and working order;

☎🗎① In the event of an actual or constructive total loss of the Managed Aircraft ("Total Loss"), all insurance proceeds shall be paid to BASTA.

Assignment: This Agreement shall be binding upon the parties hereto, their representatives, successors and assigns. This Agreement shall not be assignable absent the express written consent of all parties.

Entire Agreement: The provisions herein constitute the entire Agreement between the parties, subject to the terms of the original Dry Lease Agreement between BASTA and Ronald A Peterson Inc. dba Ameriflight Aviation. No waivers or changes shall be valid unless agreed upon by the parties in writing, signed by or on behalf of them both. Any other Agreements between the parties shall be considered separate and distinct and as if with third parties. This Agreement may be executed in one or more counterparts each of which shall be deemed an original, all of which together shall constitute one and the same Agreement.

Agreement Provisions: If any one or more of the provisions of this Agreement is invalid, illegal or unenforceable, the remaining provisions of this Agreement shall be unimpaired and the invalid, illegal or unenforceable provision shall be replaced by a mutually acceptable provision, which, being valid, legal and enforceable, comes closest to the intention of the parties underlying the invalid, illegal or unenforceable provision.

Florida Agreement: This Agreement is made in the State of Florida and shall be considered performed in, enforced, and shall be construed under, the laws of said State. The parties to this Agreement hereby agree that they are all subject to the jurisdiction of the Florida Courts and that service of process shall be accomplished using Certified Mail – Return Receipt, addressed to the last known address of the party being served, as to any controversy under or in connection with this Agreement.

Arbitration: Either party may elect, with notice to the other party, to submit any controversy under or in connection with this Lease to the American Arbitration Association in Florida. On receipt of such notice, the other party may not thereafter submit the matter to any court. A Judgment, Award or Order, etc. of the Association may be entered in any court of competent jurisdiction as to subject matter and/or dollar amount (if applicable).

Notices: Any notice, request or other communication to either party by the other hereunder shall be made in writing and shall be deemed given on the earlier of the date:

(1) personally delivered with receipt acknowledged,

(2) Faxed at time of transmission by electronic facsimile transmission equipment, which equipment shall furnish written confirmation of successful and completed transmission of all pages without error in transmission, or

(3) the next business day after delivered to a reputable overnight courier at the address set forth in the first paragraph of this Agreement and on the signature page, together with a copy to any addressee as may be designated by a party by notice hereunder.

The address of a party to which notices or copies of notices are to be given may be changed from time to time by such party by written notice to the other party.

All notices required by this Agreement shall be Certified Mail – Return Receipt and be considered complete upon mailing (regardless of whether or not the Receipt is returned).

Certification

The parties attest that they are United States Corporations.

By signing below, the parties agrees and stipulate to the terms and conditions above and that all of the information set forth herein is true and correct as of this date.

Dated this 30 day of May, 2014,

BASTA HOLDINGS, CORP.

MONARCH AIR GROUP, INC,